EXHIBIT 99.4

TPT Global Tech Subsidiaries TPT Strategic and IST, LLC Secures Letter of Intent for $357.9m Vertical Construction Loan From Dallas-Based Banks For Alabama Smart City Project

SAN DIEGO, CA / ACCESSWIRE / March 13, 2023 / TPT GLOBAL TECH, INC. ("TPTW' or "TPT Global Tech") (OTC PINK:TPTW) www.tptglobaltech.com based in San Diego, California, a leading-edge technology company, today announced its subsidiaries TPT Strategic, Inc. and Information Systems Technology (IST) have secured a Letter of Intent for a $357.9 million vertical construction loan from LNH Capital, and Prime One Lending Group both Dallas-based banks for its Alabama Smart city projects subject to underwriting, appraisal review and quality control standards among other customary underwriting activities.

All development and construction activities will be managed through its Real Estate and Development Technology division TPT Strategic OTCBB:INOQ. The company recently acquired Information Security and Training (IST), which is based in Huntsville, Alabama, with other offices in Tennessee, Mississippi, Kentucky, Louisiana, and Washington State. IST pivoted to a General Contracting firm 15 years ago completing over 100+ Federal Government Commercial and Industrial construction contracts.

"While it's been a long-time coming, this loan should allow us to immediately move toward initiating the Smart City projects we've had in the pipeline in Alabama," said TPT Global Tech CEO Stephen Thomas. "We appreciate the patience and confidence our shareholders have shown and believe this should open the door to more Smart City projects and bring critical housing, jobs and improve the economy of an area in need."

"Prime One Lending Group knows the best way to create a more inclusive economy is to invest in the rebuilding of communities like Birmingham. We have listened and learned that minority-led businesses need access to multiple levels of capital to scale. Spotlighting organizations like TPT Global Tech and providing funding for new development deals like this give leaders like CEO Stephen Thomas the resources they need to increase their impact," said Benaisha Poole-Watson, CEO of Prime One Lending Group."

About Birmingham

Located in the foothills of the Appalachian Mountains, Birmingham is the most populous city in the State of Alabama and the county seat of Jefferson County. At the height of the nation's manufacturing age, the city grew so fast in population that it was nicknamed the "Magic City." The nickname stuck when they discovered it was the only city in the world where the three raw ingredients used to make steel (coal, limestone, and iron ore) occur naturally in a ten-mile radius.

In the last few decades, Birmingham has undergone a major revitalization, becoming a hub for publishing, medical research, banking, construction, and service-based Companies. Today, the Magic City is considered one of the nation's most livable cities because of its vibrant downtown, burgeoning loft community, and world-class culinary scene.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a broad-based technology and media company with projects ranging from Smart City developments in Birmingham and Tuskegee, Alabama to providing mobile, wireless, and Internet-based solutions to consumers and businesses worldwide. Its products and services include mobile payments, mobile messaging, and Mobile Television Broadcast and social media platform "VuMe".

Contact: TPT Global Tech, Inc.-Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com

SOURCE: TPT Global Tech, Inc.